Results of the SAVVY Microbicide Trials to Prevent HIV Infection

Family Health International (FHI) is releasing the final results of two clinical trials that examined the safety and effectiveness of a vaginal gel called SAVVY as a potential microbicide for the prevention of male-to-female transmission of HIV among women at high risk of infection. The trials—in Ghana and Nigeria—were unable to show that SAVVY was more effective than a placebo gel. Most participants in both trials were able to avoid HIV infection, perhaps because they received risk-reduction counseling and condoms.

The Ghanaian study of 2,142 women was halted by FHI in November 2005 because the incidence of HIV among the participants proved to be three times lower than expected (given the HIV rates in the surrounding community). An independent data monitoring committee in 2005 determined that the incidence of HIV among the participants was so low that the trial would not be able to show conclusively that SAVVY could prevent HIV infection. The final results for the Ghanaian trial show no effect on HIV: the group of study participants using SAVVY and the group using a placebo gel both had the same rate of HIV acquisition.

The Nigerian study of 2,153 women was closed by FHI in August 2006 after a meeting of an independent data monitoring committee. After reviewing the interim data, the committee determined that although it did not have concerns about the safety of SAVVY that warranted immediate suspension, the study was unlikely to find a protective effect of SAVVY if it continued to completion. FHI scientists halted the trial in response to this conclusion.

When final visits were completed in the Nigerian study, the estimated HIV rate was higher among women using the SAVVY gel (2.8 per 100 women-years) compared to the group using placebo gel (1.5 per 100), although this difference was not statistically significant. Further exploratory analyses suggest that the risk of HIV may have been larger among women who reported a higher coital frequency or who used SAVVY gel more often. However, because of the small number of HIV infections observed in the Nigeria trial, and the lack of an observed difference in HIV risk in Ghana, the question of whether or not an association exists between SAVVY gel and risk of HIV is unlikely to be answered using the trial data.

The well-being of the participants was the chief priority of Family Health International and our local partners in both trials. The trials were conducted with the highest ethical standards in accordance with the International Conference on Harmonization, and with Good Clinical Practice as adapted by the U.S. Food and Drug Administration. Participants in the Ghanaian and Nigerian studies received monthly counseling on safer sexual practices, such as having fewer partners and using condoms, and they were also provided condoms to use during every sex act. Research from FHI and others suggests that repeated counseling, and involvement in studies like these, lowers the participants’ risk of sexually transmitted infections such as HIV.

Participants who became infected with HIV during these studies were given counseling and referred to HIV care and support services, including antiretroviral treatment as needed. In Nigeria, the study sites were part of healthcare institutions that participate in the President's Emergency Plan for AIDS Relief (PEPFAR) to expand access to antiretroviral drugs and HIV care, and the study established referral agreements with these PEPFAR programs. Study staff accompanied the women to the PEPFAR program office, where they were evaluated to determine whether antiretroviral treatment was indicated and provided with HIV care and support services. In Ghana, the study contracted with care and treatment organizations to provide access to treatment for women who seroconverted during their trial participation.

These studies were part of a global effort to develop a woman-controlled method to prevent HIV transmission. To defeat the HIV/AIDS epidemic, it is essential to develop new tools and technologies to stop HIV transmission. Ethical, scientifically sound clinical trials are the only way to make these kinds of research advances.

Family Health International (FHI). Since 1971, Family Health International has been at the forefront of public health research, prevention, care, and treatment in the developing world. FHI delivers services and conducts research in HIV/AIDS, other infectious diseases, and reproductive health to improve the lives and well-being of some of the world’s most vulnerable people. FHI conducted and monitored the SAVVY studies in Ghana and Nigeria.

Cellegy Pharmaceuticals (formerly BIOSYN, Inc.) donated the investigational products (SAVVY and placebo-gel applicators) that were evaluated in these trials. BIOSYN, Inc. transferred some, but not all, of its legal obligations under its IND for this study to Family Health International. The license for the product was later transferred to CONRAD, which transferred some, but not all, of its legal obligations under its IND for this study to FHI.

CONRAD is a cooperating agency of the U.S. Agency for International Development (USAID) committed to improving reproductive health by expanding the contraceptive choices of women and men and by helping to prevent the transmission of HIV and other sexually transmitted infections. CONRAD is administered through the Department of Obstetrics and Gynecology at Eastern Virginia Medical School (EVMS) in Norfolk, VA and headquartered in Arlington, VA. www.conrad.org

U.S. Agency for International Development (USAID) funded the SAVVY trials in Ghana and Nigeria.

For more information, please see www.fhi.org or contact Beth Robinson, Deputy Director, Research Dissemination, Family Health International, PO Box 13950, Research Triangle Park, NC 27709 USA. E-mail: brobinson@fhi.org